Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On February 23, 2016, Activision Blizzard, Inc. (“Activision Blizzard”) completed the previously announced acquisition (the “Acquisition”) of all of the outstanding shares of King Digital Entertainment plc (“King”) for $18.00 in cash per share.  As a result of the Acquisition, King became a wholly owned subsidiary of Activision Blizzard. The Acquisition was funded with a combination of existing cash and new debt financing. The unaudited pro forma condensed combined financial information includes the historical results of Activision Blizzard and King, after giving pro forma effect to:

•                    the consummation of the Acquisition;

•                    the incurrence of Tranche A Term Loans in an aggregate principal amount of approximately $2.3 billion, substantially all proceeds of which, along with $3.6 billion of cash in escrow, were used to fund the Acquisition;

•                    the repayment of $58 million of Activision Blizzard’s existing term loan from the remaining proceeds of the Tranche A Term Loans; and

•                    the payment of expenses and fees related to each of the above.

The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2016 give effect to the Acquisition as if it was consummated on January 1, 2016 and include all adjustments which give effect to events that are directly attributable to the Acquisition, expected to have a continuing impact, and that are factually supportable. The notes to the pro forma financial information describe the pro forma amounts and adjustments presented below.

The pro forma adjustments reflecting the consummation of the Acquisition are based upon the purchase method of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), and upon the assumptions set forth in the notes herein. The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the preliminary allocation of the purchase price to identifiable net assets acquired and the excess purchase price to goodwill. The allocation of the purchase price is preliminary based on information available as of the date of the unaudited pro forma condensed combined financial information. Additional information may become available subsequently and may result in changes in the values allocated to various assets and liabilities, including the fair value of identified intangible assets, deferred income taxes, and contingent liabilities. Accordingly, the final purchase accounting adjustments may be materially different from the pro forma adjustments presented herein. This unaudited pro forma condensed combined statement of operations should be read in conjunction with the unaudited condensed consolidated financial statements and related notes of Activision Blizzard as of and for the six months ended June 30, 2016, as filed in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) in its Quarterly Report on Form 10-Q on August 4, 2016.

The pro forma adjustments do not reflect any operating efficiencies or inefficiencies which may result from the Acquisition. Therefore, the unaudited pro forma condensed combined financial information is not necessarily indicative of results that would have been achieved had the businesses been combined during the periods presented prior to the acquisition date and should not be taken as representative of future consolidated operating results.  In addition, the preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions have been made solely for purposes of developing this pro forma information. Actual results could differ, perhaps materially, from these estimates and assumptions.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2016

(Amounts in millions, except per share data)

	Activision Blizzard	King	Pro Forma Adjustments		Pro Forma Activision Blizzard
		Jan 1 - Feb 22, 2016	Note 2
Net revenues
Product sales	$1,145	$—	$—		$1,145
Subscription, licensing and other revenues	1,880	280	—		2,160
Total net revenues	3,025	280	—		3,305

Costs and expenses
Cost of revenues - product sales:
Product costs	318	—	—		318
Software royalties, amortization, and intellectual property licenses	208	—	—		208
Cost of revenues - subscription, licensing, and other revenues:
Game operations and distribution costs	383	89	—		472
Software royalties, amortization, and intellectual property licenses	180	1	68	a	249
Product development	424	43	(1)	b	466
Sales and marketing	490	54	46	c	590
General and administrative	329	56	(83)	d	302
Total costs and expenses	2,332	243	30		2,605

Operating income (loss)	693	37	(30)		700

Interest and other expense (income), net	117	—	7	e	124
Income before income tax expense (benefit)	576	37	(37)		576
Income tax expense (benefit)	113	14	(8)	f	119
Net income	$463	$23	$(29)		$457

Earnings per common share
Basic	$0.62				$0.62
Diluted	$0.61				$0.61

Weighted-average number of shares outstanding:
Basic	737	—	—		737
Diluted	748	—	1	g	749

See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1: Basis of Pro Forma Presentation

On February 23, 2016, Activision Blizzard completed the acquisition of all of the outstanding shares of King for $18.00 in cash per share.  As a result of the Acquisition, King became a wholly owned subsidiary of Activision Blizzard. The Acquisition was effected pursuant to the Transaction Agreement and certain documents related thereto, copies of which have previously been filed as exhibits to the Current Report on Form 8-K filed by Activision Blizzard on November 3, 2015.  The Acquisition was funded with a combination of existing cash and new debt financing.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2016 combines the consolidated statements of operations for the six months ended June 30, 2016 for Activision Blizzard with the financial information of King from January 1, 2016 through February 22, 2016, the period prior to the closing of the Acquisition.

This unaudited pro forma condensed combined financial information should be read in conjunction with the unaudited condensed consolidated financial statements and related notes of Activision Blizzard as of and for the six months ended June 30, 2016, as filed in accordance with the rules and regulations of the SEC in the Quarterly Report on Form 10-Q on August 4, 2016, for details regarding the purchase consideration and the preliminary purchase price allocation.

Note 2: Pro Forma Adjustments

(a)                                 Represents the amortization expense as a result of fair value adjustments to intangible assets.

(b)                                 Represents the impact to employee compensation from replacement equity awards issued in the Acquisition.

(c)                                  Represents the following adjustments to Sales and marketing (in millions):

Six months ended June 30, 2016
Amortization expense as a result of fair value adjustments to intangible assets	$45
Employee compensation impact from replacement equity awards issued in the Acquisition	1
Total	$46

(d)                                 Represents the following adjustments to General and administrative (in millions):

Six months ended June 30, 2016
Amortization expense as a result of fair value adjustments to intangible assets	$1
Employee compensation impact from replacement equity awards issued in the Acquisition and elimination of one-time expense from award accelerations related to the Acquisition	(14)
Elimination of costs related to the Acquisition	(70)
Total	$(83)

(e)                                  Represents Tranche A Term Loans borrowings by Activision Blizzard for payment of a portion of the purchase consideration and a partial prepayment of Activision Blizzard’s existing term loan.  The Tranche A Term Loans are scheduled to mature on October 11, 2020 and bear interest, at the Company’s option, at either (a) a base rate equal to the highest of (i) the federal funds rate, plus 0.5%, (ii) the prime commercial lending rate of Bank of America, N.A. and (iii) the London Interbank Offered Rate (“LIBOR”) for an interest period of one month beginning on such day plus 1.00%, or (b) LIBOR, in each case, plus an applicable interest margin. LIBOR is subject to a floor of 0% and the base rate is subject to an effective floor of 1.00%. The applicable interest margin for the Tranche A Term Loans ranges from 1.50% to 2.25% for LIBOR borrowings and from 0.50% to 1.25% for base rate borrowings and is determined by reference to a pricing grid based on the Company’s Consolidated Total Net Debt Ratio (as defined in the credit agreement for the Tranche A Term Loans).  A 1/8% change in interest rates would increase interest expense by an additional $3 million, which is $2 million after tax.

At funding, the Tranche A Term Loans had a principal balance of $2.3 billion. Approximately $58 million of the funds received were used to make a prepayment on the Company’s existing term loan as required under the credit agreement for the Tranche A Term Loans, as the funds received were in excess of the funds needed to complete the Acquisition. In connection with the Tranche A Term Loans, we incurred approximately $38 million of deferred financing costs and issuance discounts.

(f)                                   Represents the income tax effect of the pro forma adjustments at a blended statutory rates of 21%.

(g)                                  Represents the impact to the diluted weighted-average number of shares outstanding for the dilutive impact of replacement equity awards issues in the Acquisition.